UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 29, 2010

CLARK HOLDINGS INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32735	43-2089172
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

121 New York Avenue, Trenton, New Jersey	08638
(Address of Principal Executive Offices)	(Zip Code)

(609) 396-1100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Agreement with AlixPartners

On November 29, 2010, Clark Holdings Inc. (the “Company”) entered into an Agreement for the Provision of Services (the “Agreement”) with AlixPartners, LLP (“AlixPartners”).

Under the Agreement, AlixPartners will make Christian Cook available to serve as the Company’s Interim President and Chief Operating Officer, commencing on December 15, 2010.  Mr. Cook will evaluate and implement strategic and tactical options to improve the Company’s financial performance.  Mr. Cook will report to the Company’s Chief Executive Officer.  AlixPartners also will make Rick Tullio available to serve as Clark’s Executive Vice President, Purchased Transportation of the Company’s operating subsidiary, The Clark Group, Inc. (“Clark”), commencing on November 30, 2010.  All Clark personnel responsible for purchased transportation will report to Mr. Tullio and Mr. Tullio will report to Mr. Cook.

The Company will pay AlixPartners a fee of $340,000 as compensation for its services, payable in bi-monthly installments, and will reimburse AlixPartners for its out-of-pocket expenses incurred in connection with the engagement, subject to a cap of $8,000 per month unless otherwise approved by the Company’s Chief Executive Officer.  AlixPartners’ engagement will terminate on March 31, 2010.  If the engagement is extended beyond March 31, 2010, the Company will pay AlixPartners for its services based on AlixPartners’ standard hourly rates.  If the Company is sold during the term of the engagement or during the twelve months after the engagement is completed or terminated, AlixPartners will be entitled to receive an additional fee based on the total purchase price paid for the Company.

AlixPartners has agreed to keep confidential, during the term of the Agreement and for two years thereafter, all non-public confidential or proprietary information obtained from the Company during the performance of its services.  The Company has agreed not to, directly or indirectly, hire, contract with, or solicit the employment of any of AlixPartners’ employees or contractors and to indemnify AlixPartners and related parties from losses arising out of or in connection with the engagement.

The Agreement may be terminated at any time by written notice from either party.  Upon termination of the Agreement, AlixPartners will be entitled to any fees and expenses due under the provisions of the Agreement and, unless the termination is for “cause” (as defined in the agreement), will remain entitled to any additional fee upon sale of the Company in accordance with the terms described above.

Appointment of Interim President and Chief Operating Officer

In accordance with the Agreement, on December 3, 2010, the Company’s board of directors appointed Mr. Cook as the Company’s Interim President and Chief Operating Officer, effective as of December 15, 2010.  In connection with the engagement of AlixPartners, Larry Hughes resigned as the Company’s Interim President and Chief Operating Officer, effective as of November 30, 2010.

Mr. Cook is 40 years old.  Since November 2007, he has served as a Director at AlixPartners, a firm of business and consulting professionals that focuses on improving corporate financial and operational performance.  Prior to joining AlixPartners, from 1998 to 2007, Mr. Cook was a Senior Manager at Deloitte, where he focused on mergers and acquisitions.  Prior to joining Deloitte, from 1990 to 1996, he served as a Design Engineer for Nordson Corporation in Atlanta, Georgia.  He received an International MBA from University of South Carolina and a Bachelor of Mechanical Engineering from Georgia Institute of Technology.

A copy of the press release announcing the engagement of AlixPartners and the appointment of Mr. Cook is attached hereto as Exhibit 99.1.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits:

Exhibit	Description

99.1	Press Release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 3, 2010
CLARK HOLDINGS INC.

By:	/s/ Kevan Bloomgren
Name: Kevan Bloomgren
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release.